UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 2, 2008
Critical Therapeutics, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50767	04-3523569
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

60 Westview Street, Lexington, Massachusetts	02421
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 402-5700
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.
On July 2, 2008, Critical Therapeutics, Inc. (the “Company”) provided notice to Dey, L.P., a wholly owned subsidiary of Mylan Inc. (“DEY”), that the Company is exercising its contractual right to terminate the FFIS Co-Promotion Agreement by and between the Company and DEY dated June 25, 2007 relating to DEY’s product Perforomist™ (formoterol fumarate) Inhalation Solution (“PERFOROMIST”) for the treatment of chronic obstructive pulmonary disease (the “PERFOROMIST Co-Promotion Agreement”). The termination is effective September 30, 2008. Under the PERFOROMIST Co-Promotion Agreement, DEY granted to the Company a right and license or sublicense to promote and detail PERFOROMIST in the United States, together with DEY. The Company’s separate co-promotion agreement with DEY under which the Company and DEY have agreed to jointly co-promote ZYFLO CR® (zileuton) extended-release tables and ZYFLO® (zileuton tablets) remains in effect.
Under the terminated PERFOROMIST Co-Promotion Agreement, the Company agreed, at its own expense, to use diligent efforts to promote PERFOROMIST in the United States during the term of the agreement, including providing a minimum number of primary detail equivalents per month for PERFOROMIST to a specified group of office-based physicians and other health care professionals, in return for a co-promotion fee from DEY based on retail sales of PERFOROMIST. During the term of the PERFOROMIST Co-Promotion Agreement and for a period of one year after the expiration or termination of the agreement, the Company has agreed not to manufacture, detail, sell, market or promote in the United States any product containing forms or derivatives of formoterol (“FAPI”) as one of the active pharmaceutical ingredients for PERFOROMIST’s approved indications, other than PERFOROMIST during the term of the agreement. Notwithstanding the foregoing, if the Company signs a definitive agreement to be acquired by or merged with a third party that markets, manufactures, sells, details or promotes a product containing FAPI for sale in the United States, then, in lieu of the foregoing non-competition provision, the Company has agreed to specified restrictions on the activities of its sales representatives for a specified 180 day period.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 3, 2008	CRITICAL THERAPEUTICS, INC.

	By:	/s/ Thomas P. Kelly

Thomas P. Kelly
Chief Financial Officer and Senior
Vice President of Finance and Corporate
Development